UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2017

GENIE ENERGY LTD.

(Exact name of registrant as specified in its charter)

Delaware	1-35327	45-2069276
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01 Other Events.

On July 5, 2017, Genie Energy Ltd. (the “Registrant”) and its subsidiaries, IDT Energy, LLC, Genie Retail Energy, Inc. and Genie Energy International Corporation, Inc. (collectively, the “Defendants”) entered into a class action settlement agreement (the “Settlement Agreement”) with the class action plaintiffs Louis McLaughlin, Anthony Ferrare and Deborah Aks, acting individually and on behalf of the entire class, in the lawsuits entitled McLaughlin v. IDT Energy, Inc. (Civil Action No. 14 Civ. 4107), Ferrare v. IDT Energy, Inc. (Civil Action No. Civ. 4658) and Aks v. IDT Energy, Inc., (Civil Action No. L-04936-14) (the “Lawsuits”), currently pending in the United States District Court for the Eastern District of New York, United States District Court for the Eastern District of Pennsylvania and Superior Court of New Jersey Law Division, Essex County, respectively. In these actions, which were brought shortly after the winter of 2013-2014, the named plaintiffs alleged that they and other former and current electric or gas customers of Defendants were injured as a result of Defendants’ allegedly unlawful sales and marketing practices. During that winter, due to the unusually severe cold weather, wholesale energy commodity costs rose dramatically, contributing to an usually high volume of customer complaints throughout the industry, particularly for suppliers with variable rate plans. Defendants took voluntary steps to address the impact on its customers from the “polar vortex” and is dedicated to customer satisfaction, The Registrant does not believe that there was any wrongdoing on its part, and is entering into this settlement to further its efforts to address its customers’ concerns.

Under the Settlement Agreement, the Registrant has agreed to pay certain amounts (the “Settlement Payment”) to resolve the Lawsuits and obtain a release of claims that were asserted or could be asserted in the Lawsuits or that are related to or arise out of the conduct alleged in the Lawsuits or similar conduct, wherever it may have occurred. The Settlement Payment includes payments to customers who timely make a claim (the “Class Members”), class counsel, and the named plaintiffs as well as the cost of a claims administrator for administrating the claims process.

Class Members are to receive settlement payments in the form of a check or credit against future invoices. The amount of the settlement payment will depend on a variety of factors, including whether the Class Member was an electric, gas or dual meter customer, energy usage level, and the length of time that the Class Member was a customer of Defendants. Electric customers will receive cash payments of between $2.50 and $3.50, depending on usage level, for each month Defendants supplied electricity up to a maximum of 15 months or a credit of between $4.25 and $5.25, depending on usage level, for each month Defendants supplied electricity up to a maximum of 20 months. Gas customers will receive cash payments of between $0.75 and $1.00, depending on usage level, for each month Defendants supplied gas up to a maximum of 15 months or a credit of between $1.70 and $2.10, depending on usage level, for each month Defendants supplied gas up to a maximum of 20 months. Class Members who received certain rebates from Defendants will also have the right to elect to have their rebate recalculated or to receive a $1.00 cash payment or $2.00 invoice credit. The actual amount to be paid out will depend on several factors, including the number of customers who elect to be seek the settlement payments to which they are entitled. The Registrant estimates, based in part on historical participation rates, that its total Settlement Payment will be approximately $9 million.

The Settlement Agreement is subject to entry of a final order by the court approving the Settlement Agreement.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIE ENERGY LTD.

	By:	/s/ Howard S. Jonas
Name: Howard S. Jonas
Title: Chief Executive Officer

Dated: July 10, 2017

3